UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2015

Keryx Biopharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30929	13-4087132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, Tenth Floor

Boston, MA 02210

(Address of Principal Executive Offices)

(617) 466-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective as of July 27, 2015, Mr. James Oliviero stepped down as the Chief Financial Officer and Treasurer of Keryx Biopharmaceuticals, Inc. (“Keryx” or the “Company”).

(c) Effective July 27, 2015, the Company appointed Mr. Scott A. Holmes as Chief Financial Officer of the Company and entered into an agreement, dated June 26, 2015 (the “Employment Agreement”) governing the terms of Mr. Holmes’ employment ending on August 2, 2018 unless extended upon the mutual, written agreement of the parties.

From September 2011 to July 2015, Mr. Holmes, 41, was with AMAG Pharmaceuticals (NASDAQ: AMAG), where he served most recently as the Senior Vice President, Finance and Investor Relations. He also served as AMAG’s Chief Accounting Officer, Principal Financial Officer, its Controller and its Treasurer at various times. Prior to AMAG, Mr. Holmes served as Vice President of Finance and Treasurer of Molecular Biometrics, Inc., a commercial stage medical diagnostics company, from June 2010 to September 2011. From August 2009 to May 2010, Mr. Holmes was Vice President of Finance and Administration at On-Q-ity Inc., an oncology diagnostics company. He served as a consultant with Altman & Company, a financial consulting firm, from January 2009 to August 2009. From October 2003 to January 2009, Mr. Holmes served as Vice President of Finance and Administration and Treasurer at Dynogen Pharmaceuticals, Inc., a private pharmaceutical company. He also served as the Controller at Keryx from November 2001 to October 2003. Mr. Holmes began his career at Ernst & Young, LLP, where he served a variety of clients in mergers and acquisitions and audit practices from 1996 to 2001. Mr. Holmes holds a B.A. in History from Middlebury College and a dual M.S./M.B.A. degree from Northeastern University Graduate School of Business Administration.

Under the Employment Agreement, Mr. Holmes’ base salary will be equal to $350,000 per year, subject to increases by the Compensation Committee of the Company’s Board of Directors (the “Committee”) at any time in its sole discretion. Mr. Holmes is also eligible to receive an annual discretionary bonus, not to exceed 40% of his base salary, if certain performance goals are met in the discretion of the Committee.

On July 27, 2015, Mr. Holmes was granted 7,500 shares of restricted Company common stock (the “Sign-on Stock Grant”), an additional 45,000 shares of restricted Company common stock (the “Vesting Stock Grant”), and options to purchase an additional 100,000 shares of the Company’s common stock (the “Option Grant”). The Sign-on Stock Grant will vest in full immediately on July 27, 2015. The Vesting Stock Grant will vest over three years with the first one-third vesting on July 27, 2016, and the remaining 30,000 shares will vest in equal quarterly installments from July 27, 2016 through July 27, 2018, conditioned upon Mr. Holmes’ continued employment. The Option Grant will vest over three years with the first one-third vesting on July 27, 2016, and thereafter the remaining shares shall vest in equal quarterly installments from July 27, 2016 through July 27, 2018, conditioned upon Mr. Holmes’ continued employment.

Under the Employment Agreement, Mr. Holmes will be entitled to cash severance payments if the Company terminates his employment without cause (as defined in the Employment Agreement) or if Mr. Holmes resigns his employment for good reason (as defined in the Employment Agreement).

In connection with the execution of the Employment Agreement, Mr. Holmes agreed to maintain Company Confidential Information and Trade Secrets (as defined in the Employment Agreement) and also to adhere to certain covenants of non-competition.

The foregoing summary of the Employment Agreement is qualified in its entirety by the copy of such agreement filed as Exhibit 10.1 hereto and incorporated by reference. A press release announcing Mr. Holmes’ employment is attached hereto as Exhibit 10.2 and incorporated herein by reference.

No family relationships exist between Mr. Holmes and any of our directors or other executive officers. There are no arrangements between Mr. Holmes and any other person pursuant to which Mr. Holmes was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Holmes has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is filed as part of this report:

Number	Description

10.1	Employment Agreement with Scott Holmes dated June 26, 2015.

10.2	Press Release dated July 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc.
(Registrant)

Date:	July 27, 2015

		By:	/s/ Brian Adams
Brian Adams
General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Employment Agreement with Scott Holmes dated June 26, 2015.

10.2	Press Release dated July 27, 2015.